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                                                                     EXHIBIT 5.1


                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]



                                   May 4, 1999



American National Financial, Inc.
17911 Von Karman Avenue
Suite 200
Irvine, California  92614

         RE:      Registration Statement on Form S-8

Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by American National Financial, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,650,000 shares of the Company's common stock, no par value ("Common Stock"), issuable under the Company's 1998 Stock Incentive Plan (the "Plan").

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         Based on the foregoing, it is our opinion that the 2,650,000 shares of Common Stock, when issued under the Plan and against full payment therefor in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      STRADLING YOCCA CARLSON & RAUTH